Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MEI Pharma, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-238056, 333-225465, 333-186070, 333-184011, 333-174789, 333-146453, and 333-136440) and Form S-8 (File Nos. 333-255830, 333-251976, 333-229554, 333-216103, 333-213278, 333-201703, 333-179591, 333-174790, 333-169719, and 333-156985) of MEI Pharma, Inc. of our report dated September 2, 2021, except for the effects of the restatement disclosed in Note 1, Revenue Recognition and Net Loss Per Share paragraphs of Note 1A, Note 2 and Note 13 which is dated May 23, 2022, relating to the financial statements, which appears in this Form 10-K/A.

/s/ BDO USA, LLP

San Diego, California

May 23, 2022